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                                                                    Exhibit 23.2

                         Independent Auditors' Consent

The Board of Directors
Quinton Cardiology Systems, Inc.:

We consent to the use of our report dated March 17, 2003, with respect to the consolidated balance sheets of Spacelabs Burdick, Inc. and subsidiary as of December 31, 2001 and 2002, and the related consolidated statements of operations, parent's investment and cash flows for each of the years in the two-year period ended December 31, 2001, for the period January 1, 2002 through July 2, 2002, and for the period July 3, 2002 through December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report states that Spacelabs Burdick, Inc's parent was acquired on July 3, 2002 in a transaction accounted for as a purchase. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. The effects of the purchase accounting have been pushed down to the consolidated financial statements of Spacelabs Burdick, Inc. As a result, the consolidated financial statements for the period subsequent to the acquisition are not comparable to the consolidated financial statements presented for prior periods. Our report also refers to a change in the method of accounting for goodwill and other intangible assets.


/s/ KPMG LLP
Seattle, Washington
May 18, 2004